Exhibit 99.1

McCLATCHY REPORTS GROWTH IN SECOND QUARTER 2009 EARNINGS

·	Reports earnings per share of 50 cents and adjusted earnings per share from continuing operations(1) of 30 cents
·	Reduces cash expenses by 29.3%, or $112.9 million, from second quarter 2008, excluding restructuring-related charges
·	Reduces principal of publicly traded bonds by $106 million to $1.07 billion

SACRAMENTO, Calif., July 21, 2009 – The McClatchy Company (NYSE-MNI) today reported net income from continuing operations in the second quarter of 2009 of $42.0 million, or 50 cents per share – more than double the earnings per share in the second quarter of 2008. Adjusted earnings from continuing operations,(1) excluding several unusual items in the second quarter of 2009, were $25.2 million, or 30 cents per share, up 42.9% from the 2008 quarter. Total net income including discontinued operations was $42.2 million, or 50 cents per share.

The company’s second-quarter 2008 earnings from continuing operations were $20.1 million, or 24 cents per share. Adjusted earnings from continuing operations,(1) excluding several unusual items in the second quarter of 2008, were $17.3 million, or 21 cents per share. Total net income including discontinued operations was $19.7 million, or 24 cents per share.

Unusual items affecting the second-quarter results in each year are discussed below.

Revenues in the second quarter of 2009 were $365.3 million, down 25.4% from revenues from continuing operations of $489.7 million in the second quarter of 2008.  Advertising revenues were $283.7 million, down 30.2% from 2008, and circulation revenues were $69.4 million, up 5.0%.

First Six Months Results:

Income from continuing operations in the first half of 2009 was $4.3 million, or 5 cents per share. Adjusted earnings from continuing operations,(1) excluding several unusual items discussed below, were zero cents per share. Total net income, including discontinued operations, was $4.7 million, or 6 cents per share.

Income from continuing operations for the first six months of 2008 was $19.1 million, or 23 cents per share, and was affected by the issues discussed below. Adjusted earnings from continuing operations(1) were 24 cents per share in the first half of 2008.  The company’s total net income for the first six months of 2008, including the results of discontinued operations, was $18.8 million, or 23 cents per share.

Revenues from continuing operations in the first six months of 2009 were down 25.3% to $731.0 million compared to $978.0 million in 2008.  Advertising revenues in 2009 totaled $568.4 million, down 29.9%, and circulation revenues were $137.8 million, up 2.9%.

Management’s Comments:

Commenting on McClatchy’s results, Gary Pruitt, chairman and chief executive officer, said, “We are extremely pleased to post earnings per share growth of 42.9% after adjusting for unusual items in the quarter, particularly given the impact of the recession in our markets. While our advertising revenues in the second quarter of 2009 were down in the same range as the first quarter, we saw an improving trend within the quarter.  Advertising revenues were down 31.1% in April, 30.7% in May and 28.3% in June.  So far, July’s performance is similar to June’s.

“Our second-quarter results also reflect our hard work on the expense side.  We continue to restructure and permanently reduce expenses to better align our costs with our revenues. We reduced cash expenses in the second quarter of 2009 by 29.3%, excluding severance and other benefit charges related to our restructuring plan, resulting in operating cash flow of $92.4 million.

“Our operating cash flow margin for the quarter was a healthy 25.3% compared to 21.2% for the 2008 quarter. Our company remains profitable and each of our newspapers is contributing positive cash flow.

“McClatchy continues its transition to a successful hybrid print and online company. Our digital audience continues to grow impressively. Average monthly unique visitors to our websites were up 30.1% in the second quarter following 26.7% growth in the first quarter of 2009. Still, the recession is impacting our digital business. Our digital advertising was down 2.9% in the second quarter of 2009, hurt particularly by declining employment advertising. Excluding employment advertising, which has declined nationally both in print and online, our online advertising revenue grew 24.7% in the second quarter of this year.

“Our digital performance has been aided by ownership stakes in CareerBuilder, Cars.com, and Apartments.com, leading companies in the digital classified advertising arena. And our growth in digital retail advertising of 50.7% in the first half of 2009 is fueled in part by our partnerships with Yahoo! and other technology companies.

“As we continue our successful migration to a multimedia company, we are less vulnerable to print declines and the secular shifts of advertising to digital media. Digital advertising represented 16.5% of total advertising in the second quarter, up from 11.8% in the second quarter of 2008.  In June, digital advertising represented 17.3% of total advertising.

“We are among the leaders in our industry in online advertising revenue performance and online advertising as a percentage of total advertising. Those who think of McClatchy as just a newspaper company need to take a fresh look. We are quickly becoming a 24-7 news and advertising company that can deliver in print, online, and to handheld devices.

“As we look to the second half, we will remain vigilant in our efforts to become more efficient and permanently reduce costs.  Through the first six months of 2009, cash expenses, excluding restructuring charges, are down 23.6%, and we expect cash expenses to be down in the mid-20s percent range for the remainder of the year.

“Our challenge in this extremely tough environment is to stabilize cash flow, reduce debt and continue a transition to an integrated multimedia company. I’m happy to report that in the second quarter, we moved forward on all three fronts. Looking ahead, we know that economic slowdowns do not last forever, and our 152-year-old company has been successful by taking a long-term view and staying true to our strategic plan. So we are focused on continuing to be the leading local media company in some of the best markets in the nation. We are working to put ourselves in a good position to weather this downturn and to create value for all of our stakeholders.”

Pat Talamantes, McClatchy’s chief financial officer, said, “In addition to the outstanding efforts made by our papers to permanently reduce costs, we believe our recent bond exchange offer has further improved our financial standing.  We were able to reduce our overall debt principal by about $75 million as a result of this offer.  In addition, on April 15, 2009, we repaid principal of $31 million on unsecured notes that had matured.

“At the end of the second quarter, the principal due on our bank debt and public notes was down more than $100 million from the end of 2008.  Based on our trailing 12 months of cash flow, our leverage ratio, as defined under our credit agreement, improved from 5.9 times cash flow in the first quarter to 5.8 times at the end of the second quarter and our interest coverage ratio was about the same at 2.8 times.  Both of these ratios are well within the covenant requirements under our credit agreement of a leverage ratio of less than 7.0 times and an interest coverage ratio of at least 2.0 times. At the end of June, we had approximately $143.5 million available under our bank credit lines. McClatchy has no debt maturities until 2011.”

Pruitt added, “There has been a steady drumbeat in recent media and analyst reports about the prospects of McClatchy violating bank covenants this year.  We think it is important to note that even if our advertising performance does not improve from its current run rate for the rest of the year, we would not breach our bank covenants.  In the meantime, we will continue to reduce debt.”

(1)Adjusted Earnings From Continuing Operations and EPS:

The company entered into several transactions and reported several unusual events in the second quarters of fiscal 2009 and 2008 that affected results:

·
On March 31, 2008, McClatchy and its partners completed the sale of SP Newsprint Company, of which McClatchy was a one-third owner. The company received $60 million in proceeds ($5 million in 2009), which was used to repay debt.

·	In May 2008, the company purchased $300 million aggregate principal amount of its outstanding publicly traded debt securities for $282.4 million.

·	On June 16, 2008, the company announced a restructuring plan to permanently reduce its workforce by about 10%.

·
On June 30, 2008, the company sold its 15.0% interest in ShopLocal, LLC for $7.875 million and used the proceeds to reduce debt and recorded a write-off in the second quarter of 2008 related to its carrying value. In addition, one of the internet companies in which McClatchy has an investment incurred an impairment charge on a product and as a result, the company recognized a charge related to this investment in the second quarter.

·
In March 2009, the company announced additional restructuring efforts which included, among other things, reducing the workforce by approximately 15%, the freezing of the company’s pension plans and a temporary suspension of the company matching contribution to the 401(k) plan as of March 31, 2009.

·
On May 21, 2009, the company launched a private debt exchange offer for all of its outstanding debt securities for a combination of cash and new debt securities. The offer closed on June 25, 2009, and the company exchanged $3.4 million in cash and $24.2 million of newly issued senior notes for $102.8 million of debt securities.

·
In connection with the debt tender offer described above, the company entered into an agreement on May 20, 2009, to amend its credit agreement which, among other things, allows it to use its revolving credit facility for up to $60 million to repurchase its unsecured notes due in 2011 or unsecured notes due in 2014, subject to certain conditions.

·	During the second quarter of 2009, the company recorded $10.6 million of accelerated depreciation on production equipment associated with the outsourcing of printing at various newspapers.

·	Both the 2009 and 2008 second quarters included charges for certain discrete tax items.

The impacts of these items on the 2009 and 2008 results are summarized below (dollars in thousands, except per share amounts):

	Three Months Ended		Six Months Ended
	June 28, 2009	June 29, 2008	June 28, 2009	June 29, 2008
(Dollars in thousands, except per share amounts)
Income from continuing operations	$42,003	$20 051	$4,279	$19,057
Unusual items, net of tax:
Sale of SP Newsprint Company interest	407	(19,393)	496	(19,393)
Gain on extinguishment of debt	(28,332)	(12,299)	(28,332)	(12,299)
Restructuring related charges	2,874	13,188	16,769	14,373
Impairment related charges	-	13,532	-	13,532
Write-off of financing costs	258	-	258	1,914
Accelerated depreciation on equipment	7,460	-	7,460	-
Certain discrete tax items	492	2,245	(930)	2,851
Adjusted income from continuing operations	$25,162	$17,324	$ Nil	$20,035
Earnings per share:
Income from continuing operations	$0.50	$0.24	$0.05	$0.23
Adjusted income from continuing operations	$0. 30	$0.21	$0.00	$0.24

Non-GAAP Financial Measures:

In addition to the results reported in accordance with accounting principles generally accepted in the United States (“GAAP”) included in this press release the company has provided information regarding operating income, non-operating expenses and income, income taxes, net income and diluted earnings per share (EPS) excluding certain special or unusual items described in the table above. In addition the company has presented operating cash flows (defined as operating income plus depreciation and amortization, any non-cash impairment charges and restructuring related charges) along with operating cash flow margins (operating cash flow divided by net revenues) which are reconciled to GAAP measures in an attached schedule. Management believes these non-GAAP measures, when read in conjunction with the Company’s GAAP financials, provide useful information to investors by offering:

•	the ability to make more meaningful period-to-period comparisons of the Company’s on-going operating results;
•	the ability to better identify trends in the Company’s underlying business;
•	a better understanding of how management plans and measures the Company’s underlying business; and
•	an easier way to compare the Company’s most recent results of operations against investor and analyst financial models.

Operating income, non-operating expenses and income, income taxes, net income and diluted earnings per share (EPS) excluding certain special or unusual items should not be considered a substitute or an alternative to these computations calculated in accordance with and required by GAAP. Nor are operating cash flow and operating cash flow margins to be considered replacements for cash provided by operating activities as shown in the company’s statement of cash flows.

In addition, the company’s statistical report, which summarizes revenue performance for the second fiscal quarter and first half of 2009, follows.

At 11 a.m., Eastern time, today, McClatchy will review its results in a conference call (877-278-1205 pass code 18707443) and webcast (www.mcclatchy.com).  The webcast will be archived at McClatchy’s website.

About McClatchy

The McClatchy Company is the third largest newspaper company in the United States, with 30 daily newspapers, approximately 50 non-dailies, and direct marketing and direct mail operations. McClatchy also operates leading local websites in each of its markets which extend its audience reach. The websites offer users comprehensive news and information, advertising, e-commerce and other services. Together with its newspapers and direct marketing products, these interactive operations make McClatchy the leading local media company in each of its premium high growth markets. McClatchy-owned newspapers include The Miami Herald, The Sacramento Bee, the Fort Worth Star-Telegram, The Kansas City Star, The Charlotte Observer, and The News & Observer (Raleigh).

McClatchy also owns a portfolio of premium digital assets, including 14.4% of CareerBuilder, the nation's largest online job site, 25.6% of Classified Ventures, a newspaper industry partnership that offers two of the nation's premier classified websites: the auto website, cars.com, and the rental site, apartments.com and 33.3% of HomeFinder, LLC which operates the real estate website HomeFinder.com. McClatchy is listed on the New York Stock Exchange under the symbol MNI.

Additional Information:

Statements in this press release regarding future financial and operating results, including revenues, anticipated savings from cost reduction efforts, future dividend payments, cash flows, debt levels, as well as future opportunities for the company and any other statements about management’s future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered to be forward-looking statements.  There are a number of important risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including:  the duration and depth of the economic recession may reduce its income and cash flow greater than expected; McClatchy may not generate cash from operations, or otherwise, necessary to reduce debt as expected; McClatchy may not achieve financial performance levels necessary to maintain compliance with the leverage and interest coverage ratio covenants under its credit agreement; McClatchy may not consummate contemplated transactions to enable debt reduction on anticipated terms or at all; McClatchy may not achieve its expense reduction targets or may do harm to its operations in attempting to achieve such targets; McClatchy’s operations have been, and will likely continue to be, adversely affected by competition, including competition from internet publishing and advertising platforms; McClatchy’s expense and income levels could be adversely affected by changes in the cost of newsprint and McClatchy’s operations could be negatively affected by any deterioration in its labor relations, bankruptcies or financial strain of its major advertising customers; McClatchy’s ability to achieve and maintain compliance with NYSE listing standards, including the NYSE share price standard and compliance with its market capitalization and stockholders’ equity standards; commencement by the NYSE of suspension and delisting procedures if McClatchy fails to implement successfully a plan to correct non-compliance with the NYSE listing standards; as well as the other risks detailed from time to time in the Company’s publicly filed documents, including the Company’s Annual Report on Form 10-K for the year ended December 28, 2008, filed with the U.S. Securities and Exchange Commission. McClatchy disclaims any intention and assumes no obligation to update the forward-looking information contained in this release.

#######

THE McCLATCHY COMPANY
CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)
(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 28,	June 29,	June 28,	June 29,
	2009	2008	2009	2008
REVENUES - NET:
Advertising	$283,661	$406,328	$568,350	$810,351
Circulation	69,351	66,055	137,831	133,919
Other	12,323	17,300	24,779	33,696
	365,335	489,683	730,960	977,966
OPERATING EXPENSES:
Compensation	140,127	229,057	323,435	447,910
Newsprint and supplements	45,495	64,189	99,871	124,647
Depreciation and amortization	43,630	36,649	78,007	73,031
Other operating expenses	91,295	116,073	195,721	231,929
	320,547	445,968	697,034	877,517

OPERATING INCOME	44,788	43,715	33,926	100,449

NON-OPERATING (EXPENSES) INCOME:
Interest expense	(34,305)	(36,668)	(68,226)	(81,945)
Interest income	6	475	37	571
Equity income (losses) in unconsolidated companies, net	2,475	(366)	(655)	(13,490)
Gain on extinguishment of debt	44,829	19,500	44,829	19,500
Gain on Sale of SP Newsprint	(874)	31,976	(874)	31,976
Impairment related to internet investments	-	(21,515)	-	(21,515)
Other - net	(233)	105	(334)	1,019
	11,898	(6,493)	(25,223)	(63,884)
INCOME FROM CONTINUING OPERATIONS
BEFORE INCOME TAX PROVISION	56,686	37,222	8,703	36,565

INCOME TAX PROVISION	14,683	17,171	4,424	17,508

INCOME FROM CONTINUING OPERATIONS	42,003	20,051	4,279	19,057

INCOME (LOSS) FROM DISCONTINUED
OPERATIONS - NET OF INCOME TAXES	210	(386)	419	(242)

NET INCOME	$42,213	$19,665	$4,698	$18,815

NET INCOME PER COMMON SHARE:
Basic:
Income from continuing operations	$0.50	$0.24	$0.05	$0.23
Income from discontinued operation	0.00	0.00	0.01	0.00
Net income per share	$0.50	$0.24	$0.06	$0.23

Diluted:
Income from continuing operations	$0.50	$0.24	$0.05	$0.23
Income from discontinued operation	0.00	0.00	0.01	0.00
Net income per share	$0.50	$0.24	$0.06	$0.23

WEIGHTED AVERAGE NUMBER OF COMMON SHARES:
Basic	83,623	82,264	83,321	82,220
Diluted	83,632	82,317	83,331	82,274

THE MCCLATCHY COMPANY
CONSOLIDATED STATISTICAL REPORT
(In thousands, except for preprints)

	Quarter 2
	Combined			Print Only			Online Only

Revenues - Net:	2009	2008	% Change	2009	2008	% Change	2009	2008	% Change

Advertising
Retail	$149,442	$196,497	-23.9%	$131,942	$184,681	-28.6%	$17,500	$11,816	48.1%
National	24,141	36,682	-34.2%	18,767	32,447	-42.2%	5,374	4,235	26.9%
Classified Total	80,157	135,144	-40.7%	56,328	103,085	-45.4%	23,829	32,059	-25.7%
Automotive	23,627	35,997	-34.4%	15,452	27,563	-43.9%	8,175	8,434	-3.1%
Real Estate	18,692	34,412	-45.7%	14,280	29,891	-52.2%	4,412	4,521	-2.4%
Employment	15,148	40,423	-62.5%	7,600	23,722	-68.0%	7,548	16,701	-54.8%
Other	22,690	24,312	-6.7%	18,996	21,909	-13.3%	3,694	2,403	53.7%
Direct Marketing	29,402	37,591	-21.8%	29,402	37,591	-21.8%
Other Advertising	519	412	26.0%	519	412	26.0%
Total Advertising	$283,661	$406,328	-30.2%	$236,958	$358,216	-33.9%	$46,703	$48,110	-2.9%

Circulation	69,351	66,055	5.0%
Other	12,323	17,300	-28.8%
Total Revenues	$365,335	$489,683	-25.4%

Advertising Revenues by Market:
California	$51,417	$72,432	-29.0%	$43,407	$64,771	-33.0%	$8,010	$7,661	4.6%
Florida	39,540	58,229	-32.1%	32,469	51,550	-37.0%	7,071	6,679	5.9%
Texas	31,262	44,139	-29.2%	26,462	40,081	-34.0%	4,800	4,058	18.3%
Southeast	82,246	119,617	-31.2%	68,522	104,148	-34.2%	13,723	15,468	-11.3%
Midwest	46,723	64,027	-27.0%	38,928	55,555	-29.9%	7,796	8,472	-8.0%
Northwest	32,434	47,524	-31.8%	27,170	42,111	-35.5%	5,264	5,413	-2.8%
Other	39	359	-89.1%	0	0	0.0%	39	359	-89.1%
Total Advertising	$283,661	$406,328	-30.2%	$236,958	$358,216	-33.9%	$46,703	$48,110	-2.9%

Advertising Statistics for Dailies:
Full Run ROP Linage				5,367.6	7,204.3	-25.5%

Millions of Preprints Distributed				1,350.0	1,574.6	-14.3%

Average Paid Circulation:*
Daily				2,299.0	2,623.9	-12.4%
Sunday				2,956.3	3,232.1	-8.5%

Columns may not add due to rounding

* Reflects average paid circulation based upon number of days in period. Does not reflect ABC reported figures.

THE MCCLATCHY COMPANY
CONSOLIDATED STATISTICAL REPORT
(In thousands, except for preprints)

	June Year-to-Date
	Combined			Print Only			Online Only
Revenues - Net:	2009	2008	% Change	2009	2008	% Change	2009	2008	% Change

Advertising
Retail	$297,257	$387,255	-23.2%	$264,438	$365,476	-27.6%	$32,819	$21,779	50.7%
National	51,695	74,907	-31.0%	41,284	66,972	-38.4%	10,411	7,935	31.2%
Classified Total	161,708	275,354	-41.3%	114,806	211,395	-45.7%	46,902	63,959	-26.7%
Automotive	47,501	71,383	-33.5%	31,564	55,178	-42.8%	15,937	16,205	-1.7%
Real Estate	38,430	69,835	-45.0%	29,757	61,308	-51.5%	8,673	8,527	1.7%
Employment	32,342	86,864	-62.8%	16,820	52,139	-67.7%	15,522	34,725	-55.3%
Other	43,435	47,272	-8.1%	36,665	42,770	-14.3%	6,770	4,502	50.4%
Direct Marketing	56,810	72,020	-21.1%	56,810	72,020	-21.1%
Other Advertising	880	814	8.1%	880	814	8.1%
Total Advertising	$568,350	$810,351	-29.9%	$478,218	$716,677	-33.3%	$90,132	$93,673	-3.8%

Circulation	137,831	133,919	2.9%
Other	24,779	33,696	-26.5%
Total Revenues	$730,960	$977,966	-25.3%

Advertising Revenues by Market:
California	$103,180	$143,513	-28.1%	$87,683	$128,790	-31.9%	$15,497	$14,723	5.3%
Florida	83,657	120,971	-30.8%	70,095	108,048	-35.1%	13,562	12,923	4.9%
Texas	63,263	89,091	-29.0%	53,841	80,942	-33.5%	9,422	8,149	15.6%
Southeast	163,132	237,280	-31.2%	136,147	206,981	-34.2%	26,985	30,299	-10.9%
Midwest	91,771	125,234	-26.7%	77,300	109,423	-29.4%	14,471	15,811	-8.5%
Northwest	63,291	93,514	-32.3%	53,152	82,493	-35.6%	10,139	11,021	-8.0%
Other	56	747	-92.5%	0	0	0.0%	56	747	-92.5%
Total Advertising	$568,350	$810,351	-29.9%	$478,218	$716,677	-33.3%	$90,132	$93,673	-3.8%

Advertising Statistics for Dailies:
Full Run ROP Linage				10,683.0	14,163.5	-24.6%

Millions of Preprints Distributed				2,668.0	3,107.2	-14.1%

Average Paid Circulation:*
Daily				2,386.4	2,670.5	-10.6%
Sunday				3,031.8	3,280.3	-7.6%

Columns may not add due to rounding

* Reflects average paid circulation based upon number of days in period. Does not reflect ABC reported figures.

THE McCLATCHY COMPANY
Reconciliation of GAAP to Non-GAAP Amounts
(In thousands)

	Three Months Ended		Six Months Ended

	June 28,	June 29,	June 28,	June 29,
	2009	2008	2009	2008
REVENUES - NET:
Advertising	$283,661	$406,328	$568,350	$810,351
Circulation	69,351	66,055	137,831	133,919
Other	12,323	17,300	24,779	33,696
	365,335	489,683	730,960	977,966
OPERATING EXPENSES:
Compensation	140,127	229,057	323,435	447,910
Newsprint and supplements	45,495	64,189	99,871	124,647
Other cash operating expenses	91,295	115,837	195,721	231,693
Cash operating expenses	276,917	409,083	619,027	804,250
Non-cash impairment charge	-	236	-	236
Depreciation and amortization	43,630	36,649	78,007	73,031
Total operating expenses	320,547	445,968	697,034	877,517

OPERATING INCOME	44,788	43,715	33,926	100,449
Add back:
Depreciation and amortization	43,630	36,649	78,007	73,031
Non-cash impairment charge	-	236	-	236
Restructuring related compensation charges	4,017	23,312	23,745	25,408
OPERATING CASH FLOW	92,435	103,912	135,678	199,124

OPERATING CASH FLOW MARGIN	25.3%	21.2%	18.6%	20.4%

The Company believes operating cash flow is commonly used as a measure of performance for newspaper companies, however, it does not purport to represent cash provided by operating activities as shown in the company's statement of cash flows, nor is it meant as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.